Exhibit 3.3

CERTIFICATE OF FORMATION

OF

TELAIR INTERNATIONAL LLC

This Certificate of Formation of Telair International LLC (the “LLC”), dated as of March 27, 2015, is being duly executed and filed by Dennis B. Angers, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

First. The name of the limited liability company formed hereby is Telair International LLC.

Second. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

Third. The name of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

/s/ Dennis B. Angers
Dennis B. Angers